Exhibit (h)(ii)(H)

AMENDMENT TO THE ADMINISTRATION AND

ACCOUNTING SERVICES AGREEMENT

This Amendment is an amendment to the Administration and Accounting Services Agreement between The Bank of New York Mellon (“BNY”) and FundVantage Trust (the “Trust”) dated as of July 19, 2007 (the “Agreement”).

The effective date of this Amendment is as of June 1, 2025.

Intending to be legally bound, BNY and the Trust hereby agree as follows:

1.	Exhibit A of the Agreement is hereby amended and restated in its entirety as set forth in Exhibit A to this Amendment.

2.	The parties hereto expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation, or symbol of a signature into an electronic copy of this Amendment by electronic, digital, or other technological methods. Each counterpart executed in accordance with the foregoing will be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, will constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

Each party hereto has caused this Amendment to be executed by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Agreed:

FundVantage Trust	The Bank of New York Mellon

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Ambrus Tax-Conscious California Bond Fund

Ambrus Core Bond Fund

Ambrus Tax-Conscious National Bond Fund

EIC Value Fund

Gotham Absolute Return Fund

Gotham Defensive Long 500 Fund

Gotham Enhanced 500 Plus Fund

Gotham Enhanced Return Fund

Gotham Enhanced S&P 500 Index Fund

Gotham Hedged Core Fund

Gotham Index Plus Fund

Gotham Large Value Fund

Gotham Neutral Fund

Gotham Total Return Fund

Pacific Capital Tax-Free Securities Fund

Pacific Capital Tax-Free Short Intermediate Securities Fund

Polen International Growth Fund

Polen Opportunistic High Yield Fund

Polen Emerging Markets Growth Fund

Polen Floating Rate Income ETF*

A-1

Polen Global Growth Fund

Polen Growth Fund

Polen Growth & Income Fund

Polen High Income ETF*

Polen U.S. Small Company Growth Fund

Polen U.S. SMID Company Growth Fund

Polen U.S. High Yield Fund

Private Capital Management Value Fund

Quality Dividend Fund

Polen Focus Growth ETF*

*	This Fund will receive the following additional service:

-	With respect to the net asset value report prepared by BNY under the Agreement, BNY will provide that report to the Fund and to Authorized Participants in the Fund on days when the exchange listing the Fund is operating, in each case by such means as BNY and the Fund may agree upon from time to time.

A-2